Exhibit 99.10
SIXTH AMENDMENT TO REPURCHASE AGREEMENT
This SIXTH AMENDMENT TO REPURCHASE AGREEMENT, dated as of December 21, 2018 (this “Amendment”), is made by and among Cactus Holding Company II, LLC (“Cactus II”) and Citigroup Global Markets Limited (“CGML”), represented by Citigroup Global Markets Inc. as its agent (“CGMI”).  Capitalized terms used but not defined herein shall have the meanings assigned in the Repurchase Agreement (as defined below).
WITNESSETH:
1.
Cactus II and CGML, represented by CGMI as its agent, have entered into a Securities Sale and Repurchase Agreement, dated as of May 30, 2014, as amended by the Amended & Restated Swift Transportation Company Prepaid Variable Share Forward Commitment Letter, Waiver and Amendment Agreement, dated as of October 7, 2015, between Cactus II, CGML, represented by CGMI as agent, Jerry C. Moyes, Cactus Holding Company, LLC, M Capital Group Investors II, LLC and Citibank, N.A., as amended by the Amendment to Repurchase Agreement, dated as of May 18, 2016, between Cactus II and CGML, represented by CGMI as agent, as amended by the Second Amendment to Repurchase Agreement, dated as of July 27, 2016, between Cactus II and CGML, represented by CGMI as agent, as amended by the Third Amendment to Repurchase Agreement, dated as of November 18, 2016, between Cactus II and CGML, represented by CGMI as agent, as amended by the Fourth Amendment to Repurchase Agreement, dated as of November 16, 2017, between Cactus II and CGML, represented by CGMI as agent, and as amended by the Fifth Amendment to Repurchase Agreement, dated as of May 21, 2018, between Cactus II and CGML, represented by CGMI as agent (as amended, the “Repurchase Agreement”); and

2.
Cactus II and CGML have agreed to partially terminate the Repurchase Agreement and in connection therewith to amend certain provisions of the Repurchase Agreement, upon the following terms and conditions.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, IN THE REPURCHASE AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	Amendments to Repurchase Agreement. CGMI, as agent for CGML, and Cactus II hereby agree to amend the Repurchase Agreement as follows:
1.1.             The definition of “Assets” is hereby amended by adding the words “reduced, effective as of the close of business on the date the Terminated Amount is determined, by the Terminated Shares” immediately after the words “in exchange therefor” of such definition.
1.2.             The definition of “Purchase Price” is hereby amended by adding the words “and decreased, effective as of the close of business on the date the Terminated Amount is determined, by the Terminated Amount” at the end of such definition.
1.3.             After the definition of “Securities Act” the following definition shall be added:
                   “Sixth Amendment” means the Sixth Amendment to Repurchase Agreement, dated as of December 21, 2018 between Seller and Buyer, represented by Agent.
1.4.             After the definition of “Swift” the following definitions shall be added:
                  “Terminated Amount” has the meaning set forth in the Sixth Amendment.
                  “Terminated Shares” has the meaning set forth in the Sixth Amendment.

1.5.             Section 3.3(a) is hereby amended by adding the parenthetical “(net of the Terminated Shares)” between the words “if the Purchased Shares” and “had not been transferred”.
1.6.             The reference to “USD 1,000,000 and integral multiples thereof” in Section 4.2(a) is hereby replaced with a reference to “USD 250,000.”
2.	Terms of Partial Termination. The terms of the partial termination of the Repurchase Agreement are as follows:
Terminated Amount:	An amount in USD equal to the Termination Price multiplied by the Terminated Shares.
Terminated Shares:
A number of shares of Common Stock up to 1,750,000 shares of Common Stock, as determined by CGML. Promptly following 4:00 p.m. New York City time on the Termination Calculation Date, CGML shall notify Cactus II of the Terminated Shares and the Terminated Amount.

Termination Calculation Date:	December 21, 2018.
Termination Price:	The VWAP Price minus USD 0.03 per share of Common Stock.
VWAP Price:
The volume-weighted average price per share of Common Stock on the Termination Calculation Date, as determined by CGML by reference to the Bloomberg Page “KNX US <equity> AQR <Go>” (or any successor page thereto), it being understood that CGML shall exclude trades prior to 10:00 a.m. New York City time and after 3:58 p.m. New York City time; provided that, if such price is not so reported for any reason or is, in CGML’s reasonable discretion, erroneous, the VWAP Price shall be determined by CGML in good faith and a commercially reasonable manner.

3.	Representations. Cactus II represents to CGML that:
3.1.              No Material Nonpublic Information.  It is not entering into this Amendment and the transactions contemplated hereby or taking any action hereunder or in connection herewith “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended), and neither Cactus II nor any of Cactus II’s affiliates is aware of, any material nonpublic information concerning the Assets or the business, operations or prospects of Swift. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of Swift.
3.2.             Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organization and, if relevant under such laws, in good standing;
3.3.             Powers.  It has the power to execute and deliver this Amendment and to perform its obligations under this Amendment and has taken all necessary action to authorize such execution, delivery and performance;

3.4.            No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
3.5.            Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect and all conditions of any such consents have been complied with.
3.6.            Swift Trading Policy. Jerry C. Moyes has resigned from the Swift’s board of directors, and accordingly the Swift securities trading policy applicable to Swift directors does not apply to Cactus II’s execution, delivery and performance of this Amendment;
3.7.            Obligations Binding.  Its obligations under this Amendment constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and
3.8.           Absence of Certain Events.  No Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Amendment.
4.
Valuation Event Notice.  The Valuation Event notice sent by or on behalf of CGML to Cactus II on December 19, 2018, which requires Cactus II to transfer to CGML Valuation Event Assets in an amount necessary for the Repurchase Price not to exceed 55% of the aggregate Fair Market Value of the Assets, by 5:00 p.m. New York City time on December 21, 2018, shall be rescinded if and only if, after giving effect to the partial termination and amendments of the Repurchase Agreement contemplated by this Amendment, the Repurchase Price does not exceed 55% of the aggregate Fair Market Value, as of the close of trading of the regular trading session of the New York Stock Exchange on December 21, 2018, of the Assets.

5.
Continuing Effect.  Except as expressly amended by this Amendment, the Repurchase Agreement and the other Transaction Documents remain in full force and effect in accordance with their terms, and are hereby in all respects ratified and confirmed.  All references to the Repurchase Agreement in the Repurchase Agreement or any document related thereto shall for all purposes constitute references to the Repurchase Agreement as amended hereby.

6.	Incorporation by Reference. Sections 4.3, 11, 12, 13, 17, 18, 19, 21 and 22 of the Repurchase Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CACTUS HOLDING COMPANY II, LLC

By: Jerry and Vickie Moyes Family Trust, its Manager

By: /s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By: /s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

CITIGROUP GLOBAL MARKETS INC., as agent for CITIGROUP GLOBAL MARKETS LIMITED

By: /s/ James Heathcote
Authorized Signatory

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